Exhibit 99

MK RESOURCES COMPANY

Eagle Gate Tower

60 East South Temple, Suite 1225

Salt Lake City, Utah 84111

Phone: (801) 297-6900/Fax: (801) 297-6950

FOR IMMEDIATE RELEASE

MK RESOURCES IN DISCUSSIONS REGARDING AMENDMENT TO CREDIT FACILITY

Salt Lake City, Utah, October 1, 2004 — MK Resources Company (OTCBB:MKAU) today announced that it is engaged in discussions with its majority shareholder, Leucadia National Corporation, regarding an amendment to its existing credit facility. In the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, the Company reported that if it was unable to complete its proposed public offering of Common Stock prior to October 2004, it would need to seek to increase its existing credit facility with Leucadia or obtain cash from other sources to continue to fund its operating expenses. Although the proposed public offering is still being considered, it has not been completed. Therefore, the Company and Leucadia are engaged in discussions regarding an increase to the existing credit facility.

Pursuant to a Loan Conversion Agreement, Leucadia previously agreed to convert the Company’s outstanding debt under the existing credit facility into shares of Common Stock upon completion of the proposed public offering at a conversion price equal to the public offering price for the proposed public offering. The Loan Conversion Agreement terminated on September 30, 2004 in accordance with its terms. None of the Company’s outstanding debt was converted pursuant to the Loan Conversion Agreement.

It is likely that any amendment to the existing credit facility would include a conversion feature that would permit Leucadia to convert amounts outstanding under the Company’s existing credit facility into shares of Common Stock. However, the terms of any such amendment to the existing credit facility, including the terms of the conversation feature, have not yet been negotiated. Although the Company expects that it will be able to reach an agreement with Leucadia on the terms of the amendment, no assurance can be given that such an agreement will be reached.

MK Resources is incorporated in Delaware and its executive offices are located at 60 East South Temple, Suite 1225, Salt Lake City, Utah 84111.

This press release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update these statements to reflect actual results, changes in assumptions or other factors. Without limitation, these risks and uncertainties include the Company’s dependence on a single mining project, the Company’s need for financing and government approval to complete land purchases and to develop the project, potential delays in the development of the Las Cruces project, imprecision of reserve estimates and other estimates relating to the Las Cruces project, uncertainties associated with government subsidies, volatility of copper prices, currency fluctuations, international political instability, the Company’s significant level of indebtedness, risks associated with mining operations and development in foreign countries, risks associated with environmental and other laws and regulations, competition, risks associated with the potential loss of key executives, and risks relating to the Company’s majority shareholder and lender. Readers should review and consider the various disclosures made by the Company in this press release and in its reports to its shareholders and periodic reports on forms 10-K and 10-Q.